                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G



                       INFORMATION STATEMENT PURSUANT TO
                             RULES 13D-1 AND 13D-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934/1/



                          ADVANCED HEALTH CORPORATION
           ---------------------------------------------------------
                               (Name of Issuer)



                          COMMON STOCK $.01 PAR VALUE
           ---------------------------------------------------------
                        (Title of Class of Securities)



                                  00756H108
           ---------------------------------------------------------
                                (CUSIP Number)


                               NOVEMBER 16, 1998
           ---------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



                         [ ] Rule 13d-1(b)

                         [X] Rule 13d-1(c)

                         [ ] Rule 13d-1(d)


____________________________

        /1/

        The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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



CUSIP No. 437698103                              13G                   Page 2 of 5 Pages
================================================================================================
 1.     NAME OF REPORTING PERSONS                                       DAVID M. KNOTT
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                                                                        ###-##-####
-----------------------------------------------------------------------------------------------
 2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                        (b) [X]

-----------------------------------------------------------------------------------------------
 3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------
 4.     CITIZENSHIP OR PLACE OF ORGANIZATION                    UNITED STATES OF AMERICA

-----------------------------------------------------------------------------------------------
NUMBER OF               5.  SOLE VOTING POWER:                                    405,000
 SHARES
                      --------------------------------------------------------------------------
BENEFICIALLY            6.  SHARED VOTING POWER:                                  309,500
 OWNED BY
                      --------------------------------------------------------------------------
  EACH                  7.  SOLE DISPOSITIVE POWER:                               405,000
REPORTING
                      --------------------------------------------------------------------------
PERSON WITH             8.  SHARED DISPOSITIVE POWER:                             309,500
------------------------------------------------------------------------------------------------
 9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON:                                                         714,500
-----------------------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                                      [ ]

-----------------------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                               7.1%

-----------------------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*                                                      IN

-----------------------------------------------------------------------------------------------
                                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)    NAME OF ISSUER:

             Advanced Health Corporation

ITEM 1(b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             555 White Plains Road
             Tarrytown, New York 10591

ITEM 2(a)    NAME OF PERSON FILING:

             David M. Knott

ITEM 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             485 Underhill Boulevard, Suite 205
             Syosset, New York 11791

ITEM 2(c)    CITIZENSHIP:

             United States of America

ITEM 2(d)    TITLE OF CLASS OF SECURITIES:

             Common Stock $.01 Par Value

ITEM 2(e)    CUSIP NUMBER:

             00756H108

ITEM 3    IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:


(a)   [  ]     Broker or dealer registered under Section 15 of the Exchange Act;
(b)   [  ]     Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)   [  ]     Insurance company as defined in Section 3(a)(19) of the Exchange
               Act;
(d)   [  ]     Investment company registered under Section 8 of the Investment
               Company Act;
(e)   [  ]     An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)   [  ]     An employee benefit plan, or endowment fund in accordance with rule 13d-1(b)(l)(ii)(F);
(g)   [  ]     A parent holding company, or control person, in accordance with
               Rule 13d-1(b)(1)(ii)(G);
(h)   [  ]     A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;
(i)   [  ]     A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act;
(j)   [  ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is to filed pursuant Rule 13d-1(c), check this box [X]

ITEM 4    OWNERSHIP:
          (a)  Amount Beneficially Owned:  714,500
          (b)  Percent of Class:               7.1%
          (c)  Number of shares as to which such person has:
               (i) Sole power to vote or to direct the vote.................    405,000
              (ii) Shared power to vote or direct the vote..................    309,500
             (iii) Sole power to dispose or to direct the disposition of....    405,000
              (iv) Shared power to vote or direct the disposition of........    309,500


ITEM 5    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Persons, other than the Reporting Person hereunder, have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale, of the securities reported herein.

ITEM 6 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N/A


ITEM 7    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N/A


ITEM 8    NOTICE OF DISSOLUTION OF GROUP

          N/A


ITEM 9    CERTIFICATION


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          December 4, 1998
                            -----------------------------------------------
                                                Date



                                       /s/ David M. Knott
                           ------------------------------------------------
                                             Signature



                                           David M. Knott
                             -------------------------------------------------
                                             Name/Title